SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential,  for Use of the  Commission  Only (as  permitted  by  Rule14a
     6(e)(2))


                         NATIONAL SCIENTIFIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies;
     (2)  Aggregate number of securities to which transaction applies;
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.);
     (4)  Proposed maximum aggregate value of transaction;
     (5)  Total fee paid.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement Number:
     (3)  Filing party:
     (4)  Date filed.

                         NATIONAL SCIENTIFIC CORPORATION
                         14505 N. HAYDEN ROAD, SUITE 305
                         SCOTTSDALE, ARIZONA 85260-6951

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 2005

To the Shareholders of National Scientific Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of National Scientific Corporation, a Texas corporation (NSC), will be held on Wednesday, April 27, 2005, at the Wingate Inn & Suites, 14255 North 87th Street, Scottsdale, Arizona, 85260 at 10:00 a.m., local time, for the following purposes:

     1. To elect three directors to the Board of Directors to serve for a one-year term.
     2. To ratify the appointment of Epstein Weber & Conover, PLC to serve as the auditors for the Company for the fiscal year ending September 30, 2005.
     3. To approve an amendment to NSC's Articles of Incorporation to increase the number of authorized shares of common stock, $.01 par value ("Common Shares") from 120,000,000 to 187,000,000.
     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 8, 2005 (the "Record Date"), are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Shares may be voted at the Annual Meeting only if the holder is present or represented by proxy. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company's corporate headquarters for any purpose germane to the Annual Meeting during ordinary business hours for ten (10) days prior to the Annual Meeting.

A copy of NSC's Annual Report to Shareholders, which includes audited financial statements, is included with this mailing, which is being first mailed on or about April 1, 2005. Management and the Board of Directors cordially invite you to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Graham L. Clark

                                          Graham L. Clark, Secretary

Scottsdale, Arizona
March 24, 2005

SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A PRE-ADDRESSED ENVELOPE IS PROVIDED FOR THEIR CONVENIENCE. SHAREHOLDERS ARE ENCOURAGED TO VOTE REGARDLESS OF WHETHER OR NOT THEY ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

                         NATIONAL SCIENTIFIC CORPORATION
                       14505 NORTH HAYDEN ROAD, SUITE 305
                         SCOTTSDALE, ARIZONA 85260-6951

                                 PROXY STATEMENT
                       2005 ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 2005

     This Proxy Statement is furnished by the Board of Directors of National Scientific Corporation, a Texas corporation (the "Company" or "NSC"), in connection with the solicitation of proxies to be used for the purposes of voting at the 2005 Annual Meeting of Shareholders (the "Annual Meeting") of the Company. The Annual Meeting will be held on Wednesday, April 27, 2005, at 10:00 a.m., local time, at the Wingate Inn & Suites, 14255 North 87th Street, Scottsdale, Arizona, 85260.


                       SOLICITATION AND VOTING OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials related to the Annual Meeting are to be mailed on or about April 1, 2005, to shareholders of record at the close of business on March 8, 2005 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof, either in person or by valid proxy. As of the Record Date, there are approximately 91,500,657 outstanding shares of Common Stock, $.01 par value per share (the "Common Stock") of the Company.

     Shareholders are entitled to one vote for each share of Common Stock held of record on each matter of business to be considered at the Annual Meeting. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The three nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

     All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his, her, or its proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) "for" the election of the persons named in the proxy to serve as Directors; (ii) "for" the ratification of Epstein Weber & Conover, PLC as the independent auditors of the Company; and (iii) "for" the approval of an amendment to NSC's Articles of Incorporation to increase the number of authorized shares of common stock, $0.01 par value, from 120,000,000 to 187,000,000. The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to the beneficial owners of the outstanding Common Stock.

In addition to soliciting proxies by mail, proxies may be solicited by personal interview or telephone. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending a written notice of revocation to the Secretary of the Company at its corporate offices. The corporate offices of the Company are located at 14505 North Hayden Road, Suite 305, Scottsdale, Arizona 85260-6951 and its telephone number is (480) 948-8324.

     The information included herein should be reviewed in conjunction with the financial statements, notes to financial statements, independent accountants' report and other information included in the Company's 2004 Annual Report to Shareholders that will be mailed with this Proxy Statement to all shareholders of record on the Record Date. The Board of Directors knows of no other matters that may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.


                              ELECTION OF DIRECTORS

     The Board of Directors of NSC (the "Board") has recommended the election of three directors. The Board recommends that the shareholders elect the nominees named below as directors of NSC for the ensuing year and until their successors are elected and qualified. The persons named in the enclosed form of proxy intend to vote for the election of the three nominees listed below. Mr. Grollman is Chief Executive Officer and is serving as Chairman of the Board and Acting Chief Financial Officer, Mr. Clark is President of National Scientific and is currently serving as Secretary and a director, and Mr. Szabo is currently serving as an outside director. Each nominee has indicated a willingness to serve, but in the event any one or more of such nominees for any reason should not be available as a candidate for director, votes cast will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be determined by the holders of such proxy. The Board knows of no reason to anticipate that any of the nominees will not be a candidate at the Meeting.

     Name                    Current Position With NSC                 Age
     -------------------     -------------------------------------     ---

     Michael A. Grollman     Chief Executive Officer, Acting Chief      43
                             Financial Officer and
                             Chairman of the Board
     Graham L. Clark         President, Director, Secretary             50
     Gregory Szabo           Director (Outside)                         51

     MICHAEL A. GROLLMAN. Michael Grollman first became Chief Operation Officer in October 2000. Mr. Grollman was named President in April 2001, Chief Executive Officer in January of 2002, Chairman of the Board in December 2002, and Acting Chief Financial Officer in June of 2003. From 1998 to September 2000, Mr. Grollman served as Regional Service Director of MicroAge, Inc., a company that provides customer-configured technology solutions to businesses. He served as General Manager, Executive Vice President, and Chief Technology Officer for Advanced Information Systems from 1987 to 1998. Mr. Grollman received his Bachelor of Science degree in chemistry from the State University of New York. He received his MBA from Arizona State University.

     GRAHAM L. CLARK. Graham Clark joined National Scientific in early 2001 as general manager of the sales organization. He became Vice President of Technology Applications and Sales for National Scientific in the spring of 2002, a Director in August of 2002, and became Corporate Secretary in January of 2003. Mr. Clark was named President of National Scientific in September of 2003. For the two years immediately before joining National Scientific, Mr. Clark was the General Manager of the Billet Precision Engineering Group, a privately held start-up manufacturing company providing custom engineering and manufacturing solutions to the semiconductor industry and other related industries. Prior to his tenure with Billet, he worked as Corporate General Manager for Amtech Systems, Inc. a semiconductor equipment manufacturer. Six years prior, he was a founder and senior partner of GC Technology, a private representative organization for semiconductor capital equipment. Mr. Clark has a Bachelor of Science degree in mechanical engineering from Paisley University in Scotland.

     GREGORY SZABO. Gregory Szabo joined National Scientific's board on October 1, 2003 as an outside Director. Mr. Szabo serves on the Board's Audit and Compensation Committees. Mr. Szabo served in various executive positions at Exten Corporation, including President of Exten Corporation and CEO of MultiCell Technologies, Inc. from approximately May 2000 to April 2004, where he was responsible for public reporting, fund-raising for the corporation and overall accountability for its subsidiaries, including revenue generation, intellectual property protection and organizational development. Mr. Szabo was also a director at Exten, a publicly traded company. Immediately before joining Exten, Mr. Szabo was for a number of years President & CEO of Titan Scan Corporation, a division of Titan Corporation, with subsidiaries in sterilization, defense, software, and communications. Mr. Szabo has held several executive positions with Sunrise Medical Inc., a manufacturer and distributor of numerous institutional and retail products. Mr. Szabo earned a BA in Psychology from the University of Toledo and a MA in Management from the Drucker Graduate School at Claremont University.

             THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH
                      NOMINEE FOR THE BOARD OF DIRECTORS.
                                  (PROPOSAL 1)


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     Our business is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met eight (8) times during fiscal 2004. Each serving director attended 100% of the meetings held in 2004 by the Board and the committees of the Board on which such director served. The Board of Directors was made up of three members during all of fiscal 2004. Michael A. Grollman has been a director since November of 2000. Graham L. Clark has been a director since August of 2002. Former director Mr. Lou Ross retired from the board on September 30, 2003 for personal reasons, citing no conflicts with management or board policy. Mr. Szabo joined the board on October 1, 2003. Currently, our Board of Directors consists of three members, Michael A. Grollman, Chairman, Graham L. Clark, Secretary, and Gregory Szabo. These Board members were re-elected by shareholder vote in March 2004.

     As of September 30, 2004, the Company had two committees, the Audit Committee and the Compensation Committee. Mr. Greg Szabo is chairman of our audit committee as an outside director and financial expert, and is currently its sole member. The audit committee has reviewed our financial statements for the fiscal year ended September 30, 2004, as audited by Hurley & Company, National Scientific's independent auditors. Hurley & Company has discussed these financial statements with management and the audit committee.

     Gregory Szabo served on the Compensation Committee.

     All new directors appointed after the end of fiscal year 2002 (employee or non-employee) will be provided with a one-time grant of 20,000 shares of NSC restricted Common Stock upon original appointment to the Board. This stock will be subject to forfeiture back to the Company should the Director for any reason not serve a full term on the Board at least up to the next Annual Meeting of Shareholders.

     Current employee-directors are not paid cash or stock for board service, but are expected to provide board service as a part of their standard compensation from the Company.

     Non-employee directors will also be paid $1,250 per Board meeting, which includes telephone board meetings as well as face-to-face board meetings. This $1,250 fee will be in the form of $250 cash and $1,000 of NSC restricted common stock. The restricted Common Stock will be at risk of forfeiture back to the Company if the director does not serve his complete term out to the next annual shareholders' meeting. This fee will not be paid for telephone conversations involving board members or others where no formal board meeting has been declared, or for normal committee meetings. Stock grants and option grants to directors will be made retrospectively and quarterly at the end of the fiscal quarter, in order to reduce SEC filing expenses. Stock grants made for specific dollar amounts will be computed using the average closing price of the Company's common stock during the prior quarter.

     Non-employee directors will also be paid retrospectively a quarterly retainer of 10,000 options (as defined in the 2000 NSC Stock Option Plan) to purchase free trading NSC common stock at the end of each fiscal quarter they have served. The options will be immediately vested at point of grant, and will be issued at a strike price equal to the average closing price for the Company's common stock for that quarter.

     Non-employee directors who serve on a board committee, such as the audit, nominating, or compensation committees, will also be paid retrospectively a quarterly additional retainer of 10,000 options (as defined in the 2000 NSC Stock Option Plan) to purchase free trading common stock at the end of each fiscal quarter they have served. The options will be immediately vested at point of grant, and will be issued at a strike price equal to the average closing price for the Company's common stock for that quarter. Non-employee directors who serve on multiple committees will be paid this bonus only once for general committee service, however, as it is not paid for each committee of service.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information, as of January 31, 2005, concerning the beneficial ownership by (i) all current directors, (ii) each of our named executive officers, (iii) each person known to us to be the beneficial owner of more than five percent (5%) of our outstanding common stock, and (iv) all of our directors and executive officers as a group. To our knowledge, all persons listed in the table have sole voting and investment power with respect to their shares, except to the extent that their respective spouses share authority under applicable law.

                                               Number of
                                             Common Shares          Percent of
                                             Beneficially          Outstanding
Name and Address of Beneficial Owner (1)       Owned (2)              Shares
----------------------------------------     -------------         -----------

Michael A. Grollman                          4,066,000 (3)             4.4%
Graham L. Clark                              1,451,667 (4)             1.6%
Gregory Szabo                                  157,240 (5)             0.2%

All executive officers and directors
  as a group (3 persons)                     5,674,907                 6.2%
-------------

(1) The business address for all directors and officers is c/o National Scientific Corporation, 14505 North Hayden Road, Suite 305, Scottsdale, Arizona 85260-6951.
(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant, or right. Shares of Common Stock subject to options, warrants, or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon the approximately 91,500,657 shares of Common Stock outstanding as March 17, 2005.
(3) Includes 1,050,000 shares underlying currently exercisable stock options and warrants, and 2,750,000 shares of restricted Common Stock subject to substantial risk of forfeiture.
(4) Includes 326,667 shares underlying currently exercisable stock options and warrants and 1,000,000 shares of restricted Common Stock subject to substantial risk of forfeiture.
(5) Includes 80,000 shares underlying currently exercisable stock options and warrants and 77,240 shares of restricted Common Stock subject to substantial risk of forfeiture.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons beneficially owning more than 10% of the our outstanding Common Stock, to file certain reports of ownership with the Commission within specified time periods. Such officers, directors, and shareholders are also required by Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on our review of such forms, all requirements received by it, or written representations from certain reporting persons, we believe that between October 1, 2003 and September 30, 2004, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding annual and long-term compensation for services rendered to the Company during the fiscal years ended September 30, 2004, 2003, and 2002 to the Chief Executive Officer of the Company, and other named executive officers who served NSC in fiscal year 2004 and whose total salary and non-cash compensation exceeded $100,000 for the applicable fiscal periods. The table below includes salary earned and paid in the fiscal year ending September 30, 2004, and also salary earned in that year but as yet unpaid as of January 31, 2005.

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term Compensation
                                                                    ----------------------------------
                                       Annual Compensation                   Awards            Payouts
                                 -------------------------------    -----------------------    -------
                                                       Other        Restricted   Securities
                                                       Annual         Stock      Underlying     LTIP        All Other
   Name and Principal    Fiscal  Salary    Bonus    Compensation     Award(s)     Options/     Payout     Compensation
        Position          Year   ($)(1)     ($)          ($)          ($)(2)      SARS (#)       ($)         ($)(3)
-----------------------  ------  -------   -----    ------------    ----------   ----------    -------    ------------
Michael A. Grollman       2004    94,200      --              --            --           --         --          70,800
CEO, Chairman,            2003    64,640      --              --            --           --         --          70,360
& Acting CFO (4)          2002   138,000      --              --        78,750           --         --          43,500

Graham L. Clark           2004   101,100      --              --            --           --         --          41,400
President, Director (5)   2003    69,639      --              --            --           --         --          50,360
                          2002    75,385      --              --        63,000           --         --          15,624

Lou L. Ross               2004        --      --              --            --           --         --              --
Former CEO &              2003        --      --              --        17,650           --         --              --
Chairman (retired) (6)    2002    86,000      --          12,700         4,500           --         --              --

Sam H. Carr               2004        --      --              --            --           --         --              --
Former CFO (7)            2003        --      --          32,362            --           --         --              --
                          2002   160,275      --          34,166            --           --         --              --

Gregory Szabo             2004        --      --              --            --           --         --           2,250
Director (8)

-------------------

(1) Unpaid wages in this table are subject to Agreements with listed persons that allow for interest of approximately prime rate plus 2% accruing on those unpaid wages until paid. These accruals for interest are shown as approximate through fiscal year-end September 2004.
(2) Stock grants included in this column are for common stock valued at 90% of the closing sales price for such shares on the date of grant. Closing sales price at fiscal year end September 2004 was approximately $0.075 per share, and closing sales price at fiscal year end September 2003 was approximately $0.16 per share.
(3) Includes unpaid salary forgone at the election of executive officers Grollman and Clark pursuant to a registrant program under which stock, stock-based or other forms of non-cash compensation may be received by a named executive in lieu of a portion of annual compensation earned in a covered fiscal year.
(4)  Salaries  of  $70,800,  $70,360,  and  $43,500  were not paid in cash,  but deferred to a future period for fiscal years 2004, 2003, and 2002 respectively. Subsequent to September 30, 2002, Mr. Grollman exchanged $10,000 of this deferred salary for a B Unit in our November 2002 Private Placement Offering for 125,000 shares of restricted stock and 100,000 common stock purchase warrants exercisable at a price of $0.50 per share, thus reducing 2002 unpaid wages for that year to $33,500. Other Compensation for 2002 also includes $78,750 for common stock grants subject to risk of forfeiture if calendar 2004 sales do not meet or exceed key targets, and in exchange for salary reduction in calendar year 2003 of $60,000 (See Note 2 above and Employment Agreements below). In December 2003 Mr. Grollman agreed to convert approximately $150,000 of his back pay and accrued vacation pay to our restricted common stock, at a rate equal to the then currently available private placement share price of $0.10 per share. Mr. Grollman received this stock in January of 2004. Also subsequent to fiscal 2004 year-end, Mr. Grollman deferred $6,000 of his October and $5,000 of his November, December, and January 2005 monthly salary of $15,000 to a future period. During fiscal 2004 and up to January 2005, Mr. Grollman's share of contributions to the Company's health insurance program of approximately $10,000 were deducted from the balance of wages owing, leaving as of the end of January 2005, unpaid wages of approximately $69,362 accrued vacation pay of approximately $18,123 and accrued interest on deferred salary of approximately $9,898 for a combined total of approximately $97,384.
(5)  Salaries  of  $41,400,  $50,360,  and  $15,624  were not paid in cash,  but deferred to a future period for fiscal years 2004, 2003, and 2002 respectively. Subsequent to September 30, 2002, Mr. Clark exchanged $10,000 of deferred salary for a B Unit in our November 2002 Private Placement Offering for 125,000 shares of restricted stock and 100,000 common stock purchase warrants exercisable at a price of $0.50 per share. Other compensation for 2002 also includes $63,000 for restricted common stock grants subject to risk of forfeiture if 2004 sales do not meet or exceed key targets (See Note 2 above and Employment Agreements below). Also subsequent to September 30, 2004 year-end, Mr. Clark deferred $3,500, $2,500, and $5,000 of his October, November, and December monthly salary of $12,500 to a future period. During fiscal 2004 and up to January 2005, Mr. Clark's share of contributions to the Company's health insurance program of approximately $11,667 were deducted from the balance of wages owing, leaving as of the end of January 2005, unpaid wages of approximately $92,224, accrued vacation pay of approximately $23,705 and accrued interest on deferred salary of approximately $9,309 for a combined total of approximately $125,238.
(6) Other Compensation for 2003 and 2002 includes common stock grants paid as board service fees. Mr. Ross resigned as an employee in January of 2002 and as a director in September 2003.
(7) Other Compensation for 2003 includes $32,362 of contractor fees for services rendered in the six months to March 2003, of which approximately $17,083 remains unpaid. For 2002 salary of $30,173 was not paid out in cash, but deferred to a future period, and remains unpaid, including all accrued vacation through July 2002, plus an estimated $1,500 in interest through September 30, 2002. Other Compensation for 2002 includes $34,166 of contractor fees for services rendered in August and September of 2002, of which $21,337 remains unpaid. Subsequent to year ending September 2002, $10,000 of other deferred contractor fees was exchanged by Mr. Carr for an

     A Unit in the Company's November 2002 Private Placement Offering for 250,000 shares of restricted stock and 100,000 Common Stock purchase warrants exercisable at a price of $.30 per share. Other Compensation in 2001 for Mr. Carr includes the value of options granted at an exercise price below the market value of the stock on the date of grant. Mr. Carr resigned in July 2002 as an employee and a director. (See Employment Agreements below).
(8)  Other Compensation for 2004 includes $2,250 for board fees.


                              EMPLOYMENT AGREEMENTS

     We engaged Mr. Grollman as an independent contractor from October 7, 2000 until November 30, 2000. He was paid $15,000 monthly for his services as an independent contractor. Effective December 1, 2000, Mr. Grollman became an employee of NSC under a one-year contract to serve as NSC's Chief Operating Officer. Mr. Grollman was named President in April 2001. The contract automatically renews for additional one-year terms unless either party chooses to terminate, or it remains in force through at least calendar year 2004. Mr. Grollman's contract calls for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Grollman 100,000 shares of restricted Common Stock, subject to risk of forfeiture should Mr. Grollman not fulfill his employment agreement. Also on December 1, 2000, NSC granted Mr. Grollman 500,000 vested options to purchase Common Stock at the closing sales price of the Common Stock on December 1, 2000. Additional option grants are included in Mr. Grollman's employment contract for each whole dollar amount increase in the market value of NSC's Common Stock. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Grollman will receive 75,000 options at the whole dollar amount option price. Mr. Grollman is also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Grollman and NSC automatically terminates, and Mr. Grollman is to receive one hundred fifty percent (150%) of the then current year's annual salary.

     In January of 2002 Mr. Grollman agreed to defer 20% of his salary until such a time as cash was more available, reducing his immediately payable cash salary to $12,000 per month. For September, October, and November of 2002, Mr. Grollman deferred 100% of his payable salary, reducing his immediately payable cash salary to $0 per month. Mr. Grollman agreed from January 2003 through December 2003 to reduce his total payable salary for the 2003 year to $120,000 per year. In addition to this reduction, during the year ended September 30, 2003 Mr. Grollman deferred $70,360 of his salary and was paid $64,640 in cash. For the three months ending December 31, 2003, Mr. Grollman deferred $19,900 in salary and was paid $10,100 in cash. For the fiscal year ended September 30, 2004 salary of $70,800 was not paid in cash, but deferred to a future period. Also subsequent to fiscal 2004 year-end, Mr. Grollman deferred $6,000 of his October and $5,000 of his November monthly salary of $15,000 to a future period. For calendar year 2004, Mr. Grollman agreed to defer up to $30,000 of his contracted pay as needed.

     In September 2002, the Company's Board initiated a restricted stock retainage program ("Stock Retainage Program") to retain key staff during a period of financial difficulty in calendar year 2002. The Company allocated approximately $150,000 in restricted Common Stock from this Stock Retainage

Program pool of shares, to be granted to key employees during the year, subject to the Company exceeding sales growth objectives and expense reduction objectives in 2003. Failure to meet these objectives under the plan would result in the forfeiture by staff of this entire stock grant by all participants. These goals were not met in calendar year 2003. In January of 2004, the Company's Board extended this program into 2004, and set new sales growth objectives for the year at a level 50% higher than the previous year's program, giving plan participants an additional year to fully earn this stock grant. On August 19, 2003, a participant of the plan left the company and his grant of 800,000 shares were forfeited back to the company at the average market price per share of $0.15. On September 30, 2003 the 800,000 shares of common stock resulting from the forfeiture was allocated to the plan. We issued this stock under the terms of the plan to several employees in 2004 that are not officers or directors of the Company.

     Mr. Grollman was granted 750,000 shares of stock from this Stock Retainage Program pool of shares, subject to the Company achieving in excess of $400,000 in sales in calendar year 2004. Mr. Grollman was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,500,000 for calendar year 2004.

     In December 2003 Mr. Grollman agreed to convert approximately $150,000 of his back pay and accrued vacation pay (See Summary Compensation Table above - note 4) to the Company's restricted Common Stock, at a rate equal to the then currently available private placement share price of $0.10 per share. Mr. Grollman received this stock in January of 2004.

     The board of  directors  also  considered  granting  approximately  500,000 additional options to Mr. Grollman in calendar year 2004 based on the achievement of calendar year 2004 business objectives, including such areas as product development and customer base development. The plan has been approved by the board of directors, subject to availability of sufficient options in the plan. These options were not issued

     Mr. Clark was hired in December 2000 as manager of the sales organization. He was hired as an at-will employee at a rate of $120,000 per year base salary, plus commission on sales. He became Vice President of Technology Applications & Sales for National Scientific in September 2001, a Board director, and formally an officer of the corporation in August of 2002. In January of 2003, Mr. Clark entered into a one-year employment contract with the Company to serve as Vice President of Technology Applications & Sales. In June of 2003 Mr. Clark was named President of the Company. The contract automatically renews for additional one-year terms unless either party chooses to terminate. Mr. Clark's contract provides for an annual gross salary of $150,000, payable monthly. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Clark and NSC automatically terminates, and Mr. Clark is to receive fifty percent (50%) of the then current year's annual salary.

     For September, October, and November of 2002, Mr. Clark deferred 100% of his payable salary, reducing his immediately payable cash salary to $0 per month. During the year ended September 30, 2003 Mr. Clark deferred $50,360 of his salary and was paid $69,640 in cash. During the year ended September 30, 2004 Mr. Clark deferred $41,400 of his salary and was paid $101,100 in cash. Also subsequent to fiscal 2004 year-end, Mr. Clark deferred $3,500 of his October and $2,500 of his monthly salary of $12,500 to a future period.

     Mr. Clark was granted 500,000 shares of stock from the Company's Stock Retainage Program pool of shares discussed above, subject to the Company achieving in excess of $400,000 in sales in calendar year 2004. Mr. Clark was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,500,000 for calendar year 2004.

     Our board of directors also considered granting approximately 500,000 additional options to Mr. Clark in calendar year 2004 based on the achievement of calendar year 2004 business objectives, including such areas as product development and customer base development. The plan was approved by the board of directors, subject to availability of sufficient options in the plan. These options were not issued.

     Throughout fiscal 2000, Mr. Ross was engaged as an independent contractor for National Scientific. As such, Mr. Ross was paid a monthly fee of $9,500, subject to cash availability. Effective December 1, 2001, Mr. Ross became an employee of National Scientific. Throughout fiscal 2001 and continuing into 2003, Mr. Ross served without a written contract and was paid $9,500 monthly. In addition, in connection with an equity transaction involving Mr. Ross and his spouse in September 1999, the Board of Directors granted Mr. Ross the right to receive 4% of our gross revenues. In partial consideration for the forgiveness of this right to 4% of our future revenues, National Scientific agreed to issue 500,000 restricted shares of our common stock to Mr. Ross. The 500,000 shares are subject to the terms of a Restricted Stock Award Agreement, which required that the shares issued be released only when the market price of the stock exceeds $2.50 per share.

     Subsequent to fiscal year end 2001, National Scientific granted Mr. Ross options to purchase an aggregate of 750,000 shares of common stock. The options consist of ten separate groups of 75,000 shares each, whose exercise prices range from $1 to $10 per share, which vest when the previous five day average market price exceeds even dollar levels beginning with $1 per share through $10 per share. On September 30, 2003, these options were forfeited and returned to us.

     In February of 2002, Mr. Ross resigned as an employee of National Scientific, and became a part-time contractor, paid at a rate of $10,000 per month, of which 20% would be deferred until a future date. The term of the agreement was two years and it required that Mr. Ross provide approximately 80 hours per month management-consulting services to NSC and serve as a director. In July 2002, National Scientific and Mr. Ross amended the contract to eliminate mandatory monthly minimum cash payments and minimum hours per month for on-going consulting duties other than his responsibilities as a director. Under this revised contract, Mr. Ross was paid a director's fee of $2,500 per month in our restricted common stock. In February 2003 this contract was again revised, and from February 2003 to September 30, 2003 Mr. Ross agreed to take a reduction in his director's fees and accept 50,000 shares of common stock in lieu of cash for board services for the entire six-month period. Mr. Ross retired from the board on September 30, 2003. His major contract duties as an NSC consultant ended in February 2004, although some confidentiality provisions of this agreement continue into 2005.

     Mr. Carr served NSC as an independent contractor from October 15, 2000 until November 30, 2000. He was paid $13,750 monthly for his services. Effective December 1, 2000, Mr. Carr became employed under a one year contract to serve as NSC's Chief Financial Officer. The contract automatically renews for additional one-year terms unless either party chose to terminate. Mr. Carr's contract provided for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Carr 100,000 vested options to purchase Common Stock at a price equal to 25% of the closing price per share on December 1, 2000. Also on December 1, 2000, NSC granted Mr. Carr 500,000 vested options to purchase Common Stock at the closing sales price of the shares on December 1, 2000. Additional option grants were included in Mr. Carr's employment contract for each whole dollar amount increase in the market value of NSC's Common Shares. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Carr would receive 75,000 options at the whole dollar amount option price. Mr. Carr was also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share.

     From January of 2002 through July of 2002, Mr. Carr deferred 20% of his salary, subject to future cash availability, reducing his monthly salary cash payments to $12,000 per month.

     In July of 2002, Mr. Carr resigned as CFO and also as an employee and a director of NSC, and became a full-time non-employee contractor for the Company. He signed a one-year contract, the terms of which were similar to his previous employment contract with the Company, although all employee-related benefits were eliminated, and his hourly rate of pay was changed to approximately $97 per hour, or approximately $17,000 per month. Mr. Carr's contract provided his oversight of important financial activities within the Company. In November 2002, the Company and Mr. Carr amended this contract to eliminate his on-going oversight duties, and to eliminate mandatory monthly payments. Mr. Carr was retained on this basis during the month of December 2002 to assist with preparation of the Company's annual 10-KSB report and other matters, for which he was paid approximately $12,000 in cash. In January 2003 Mr. Carr and the Company agreed to secure his services as a financial consultant for a minimum retainer of ten hours per month at a rate of $120 per hour. This retainer agreement ended on April 1, 2003.

     In January 2003, we, under our Restricted Stock Retainage Plan initiated in September 2002, issued 2,550,000 shares of common stock at an average price of $0.06 or 90% of the price on the grant date of September 30, 2002. These grants were provided originally to Michael Grollman, Graham Clark, David Mandala, and Karen Fuhre. Mr. Mandala left the firm in mid-2003, and his shares under the plan were reallocated to Oscar Quadros and Paul Davidson. These stock grants were contingent upon National Scientific achieving sales targets for calendar year 2003. Should these targets not be met, these shares would be forfeited, or we and the employees involved in the program would elect to establish new goals for calendar year 2004, in order to motivate the staff to perform and simultaneously conserve cash resources during the next calendar year, using the same stock grants, as yet unearned, as long term incentive. In February 2005, the board extended the Stock Retainage Program through the end of calendar year 2005, keeping the achievement targets the same as in calendar year 2004.

     During the fiscal years ending September 30, 2004 and 2003, we issued 160,084 and 946,270 shares, respectively, of our common stock to our consultants in lieu of cash compensation. During fiscal 2004, we granted 790,000 options to our consultants and employees to purchase shares of our common stock. The options granted had exercise prices ranging from $0.09 per share to $0.16 per share. The exercise prices were generally below market on the date of grant, and vested. We granted these options as a means of compensation to consultants to conserve operating cash. During fiscal 2003, substantially all option grants were issued to employees.

               REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company's auditors information relating to the auditors' judgments about the quality of the Company's accounting principles, recommending to the Board of Directors that the Company include the audited financials in its Annual Report on Form 10-KSB and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

REVIEW OF AUDITED FINANCIAL STATEMENTS

     Our Board's audit committee was established in December 2000. The audit committee met three (3) times during calendar year 2004. Mr. Greg Szabo is chairman of our audit committee as an outside director and financial expert, and is currently its sole member. The audit committee has reviewed our financial statements for the fiscal year ended September 30, 2004, as audited by Hurley & Company, National Scientific's independent auditors. Hurley & Company has discussed these financial statements with management and the audit committee.

     The Audit  Committee  has  reviewed  and  discussed  the audited  financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountant the independent accountant's independence. Based on the review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-KSB for fiscal year ended September 30, 2004 for filing with the Commission Review of Audited Financial Statements.

AUDIT FEES

     Hurley & Company billed us approximately $18,100 for the following professional services: audit of the annual financial statements for the fiscal year ended September 30, 2004, and review of the interim financial statements included in quarterly reports on Form 10-QSB for the quarterly periods ended December 31, 2003, March 31, 2004, and June 30, 2004.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Hurley & Company to provide services to the Company regarding financial information systems design and implementation during the fiscal year ended September 30, 2004.

ALL OTHER FEES

     Hurley & Company billed the Company approximately $1,500 for other services for the fiscal year ended September 30, 2004 for audit services in connection with the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

OTHER

     The Board of Directors has considered whether the provision of non-audit services is compatible with maintaining Hurley & Company's independence, and has decided not to secure such services from Hurley & Company at this time.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 2002, Mr. Lou Ross, the former Chairman of the Board, and a Director until September 30, 2003, was paid for his services as an active member of the board in shares of restricted common stock, in lieu of cash. The former Chairman received 66,806 restricted common shares at an average price on the date of grant of $0.11 per share.

     In June 2003, we entered into an agreement to restructure and repay an outstanding debt to Mr. Lou Ross, a Director of National Scientific. Together with Mr. Ross, we aggregated the value of all sums we currently owed to Mr. Ross. This included notes executed of approximately $75,000, all salary deferred by Mr. Ross in 2002 of approximately $8,300, and all cash board fees deferred in 2002 by Mr. Ross of approximately $3,000, for a total amount payable to Mr. Ross as of June 11, 2003 of approximately $86,500. Mr. Ross agreed to accept one-half of this sum, or $43,250, in restricted common stock issued at the then-current market price of $0.15 cents per share, for a total share grant to Mr. Ross of 288,334 shares. Mr. Ross also agreed to convert the remaining one-half of the total debt outstanding from us to him, or $43,250, into a three-year interest free note, with no payments required by us until the end of the three-year period, and which could be paid by us at any time before the three-year period elapses with either cash or its restricted common stock or a combination of cash and stock. With this agreement, we no longer have any outstanding delinquent notes to Mr. Ross, and our liabilities have been reduced by $43,250, though he remains a significant stockholder of ours.

     Mr. Ross also agreed to take a reduction in his Director's fees for the period from February 2003 to the end of the fiscal year ending in September 2003, and to accept 50,000 shares of our restricted common stock in lieu of cash for these board services, which was paid to him in stock on June 11, 2003. On September 30, 2003, at the point of his resignation from the Board, Mr. Ross surrendered all stock options he had received from us.

     On September 30, 2002 we started a restricted Stock Retainage Program to retain key staff during a period of financial difficulty with significant periods of cash wage deferrals. We allocated approximately 3,350,000 shares with a current market value of $150,000 from this Stock Retainage Program pool of shares in fiscal 2002, to be granted to key personnel. Grants from this pool of shares have been made to Michael Grollman, Graham Clark, Karen Fuhre, Oscar Quadros, and Paul Davidson. As of the date of this report, none of these grants have been fully earned, and they remain subject to substantial risk of forfeiture. In February 2005, the board extended the Stock Retainage Program through the end of calendar year 2005, keeping the achievement targets the same as in calendar year 2004.

     From time to time, our officers and directors may provide short-term loans to the Company. In February 2005, our Chairman Michael Grollman made a personal loan to us in the amount of $35,000 to assist NSC with short-term cash requirements. The loan is evidenced by an unsecured promissory note that provides for repayment within 90 days or less, at no interest. The promissory note also provides that if repayment takes longer than 90 days, then interest accrues at a rate of 6 percent per year until paid in full.


                       RATIFCATION OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     The Board of Directors believes that under newly adopted regulations and guidelines arising from the Sarbanes-Oxley Act, it may be required to rotate its independent auditor during the next year. This possible change in no way reflects on the quality of service provided in the past by our current independent auditor, Hurley & Company. The Board has not made a decision in this area, but we are considering Epstein Weber & Conover, PLC as the independent public accountants for the Company for fiscal 2005. As a result, we are seeking shareholders vote for ratification of such appointment. Shareholder ratification of the selection of our independent auditor is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Epstein Weber & Conover, PLC for shareholder ratification as a matter of good corporate practice. Notwithstanding the selection, the Board and its Audit Committee, at its sole discretion, may direct the re-appointment of Hurley & Company or of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
                                 THIS PROPOSAL.


             AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE
                       NUMBER OF AUTHORIZED COMMON SHARES
                                (PROPOSAL NO. 3)

DESCRIPTION OF THE PROPOSAL

     On February 21, 2005, the Board approved, subject to the consideration and approval of the shareholders of NSC, a proposed amendment to NSC's Articles of Incorporation to increase the authorized capital stock of NSC by increasing the number of Common Shares available for issuance from 120,000,000 to 187,000,000. The number of shares of Preferred Stock available for issuance shall remain at 4,000,000 shares.

RATIONALE FOR THE PROPOSAL

     The proposal to increase NSC's authorized Common Shares is intended to ensure that NSC has sufficient Common Shares that could be used in connection with general corporate purposes, including such areas as mergers and acquisitions, and to raise additional capital, which could include public offerings or private placements of Common Shares or securities convertible into Common Shares and to ensure that NSC has sufficient Common Shares to provide additional authorized shares that could be issued in connection with the exercise of stock options or possible future stock splits or stock dividends.

     While the Board believes it to be important that NSC have the flexibility that would be provided by having available additional authorized Common Shares, NSC does not now have any commitments, arrangements or understandings which would require the issuance of such additional Common Shares other than the shares reserved for issuance pursuant to outstanding options and warrants. The availability of additional authorized Common Shares would simply permit the Board to respond in a timely manner to future opportunities and business needs of NSC as they may arise and would avoid the possible necessity and expense of a special meeting of shareholders to increase the authorized Common Shares.

     If the authorized Common Shares are increased as proposed, the authorized Common Shares would be available for issuance from time to time upon such terms and for such purposes as the Board may deem advisable without further action by the shareholders of NSC except as may be required by law or the rules of any stock exchange on which the Common Shares may be listed. Such an issuance may decrease or increase the book value per Common Share presently issued and outstanding, depending upon whether the consideration paid for such newly issued shares is less or more than the book value per Common Share prior to such issuance. The issuance of additional Common Shares could dilute the voting power and equity of the holders of outstanding Common Shares and may have the effect of discouraging attempts by a person or group to take control of NSC.

VOTE REQUIRED

     Adoption of the proposal to amend NSC's Articles of Incorporation to increase the number of authorized Common Shares requires the affirmative vote of the holders of two-thirds (2/3) of the Common Shares outstanding on the Record Date. If approved by the shareholders, such amendment will become effective on the filing with the Secretary of State of Texas of the Articles of Amendment of Articles of Incorporation in the form of Exhibit A attached hereto.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" NSC'S
        PROPOSAL TO AMEND NSC'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 120,000,000 TO 187,000,000.


                        PROPOSALS FOR 2006 ANNUAL MEETING

     Any shareholder who wishes to present any proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2006, must send the proposal in time for it to be received by the Company's Secretary, at the Company's offices, not later than Tuesday, November 1, 2005, in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, 14505 North Hayden Road, Suite 305, Scottsdale, Arizona 85260-6951. If a shareholder proposal is introduced at the 2006 Annual Meeting of Shareholders without any discussion of the proposal in the Company's proxy statement, and the shareholder does not notify the Company on or before Tuesday, November 1, 2005, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the 2006 Annual Meeting of Shareholders, then proxies received by the Company for the 2006 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notice of such proposal is to be sent to the above address.

                                              By Order of the Board of Directors

                                              /s/ Graham L. Clark

                                              Graham L. Clark, Secretary
Dated March 24, 2005

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

                            REQUESTS FOR FORM 10-KSB

UPON WRITTEN REQUEST, NATIONAL SCIENTIFIC CORPORATION WILL FURNISH, WITHOUT CHARGE TO PERSONS SOLICITED BY THIS PROXY STATEMENT, A COPY OF OUR REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004. REQUESTS SHOULD BE ADDRESSED TO: NATIONAL SCIENTIFIC CORPORATION, 14505 NORTH HAYDEN ROAD, SUITE 305, SCOTTSDALE, ARIZONA 85260-6951, ATTENTION: KAREN FUHRE.


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

                                                                       EXHIBIT A

                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                         NATIONAL SCIENTIFIC CORPORATION


     Pursuant  to  the   Provisions  of  Article  4.04  of  the  Texas  Business
Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

                                   ARTICLE ONE

     The name of the Corporation is National Scientific Corporation (the "Corporation").

                                   ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the Board of Directors and the Shareholders of the Corporation on _______________.

     This amendment alters Article Six of the Amended Articles of Incorporation, which shall read as follows:

                                   ARTICLE SIX

          The aggregate number of shares of stock that the Corporation is authorized to issue is 191,000,000 shares, consisting of 187,000,000 shares of Common Stock having a par value of $.01 per share and 4,000,000 shares of Preferred Stock having a par value of $.10 per share.

                                  ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of such adoption was __________, and the number of shares entitled to vote thereon was
__________.

                                  ARTICLE FOUR

     The number of shares of the Corporation that voted for the amendment contained herein was __________, and the number of shares of the Corporation that voted against the amendment contained herein was __________.

                                  ARTICLE FIVE

     The amendment contained herein does not provide for a reclassification of issued shares, nor is there a change in the stated capital of the Corporation.

                                               National Scientific Corporation


                                               By: _____________________________
                                                   Michael A. Grollman, Chairman


Dated this _____ day of ____________, 2005